                                                                EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders of HotJobs.com, Ltd.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-86409) of HotJobs.com, Ltd. of our report dated February 7, 2000, relating to the consolidated balance sheets of HotJobs.com, Ltd. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998 and for the period from February 20, 1997 (inception) to December 31, 1997, which appears in this Annual Report on Form 10-K.

                                        /s/ KPMG LLP



New York, New York
March 22, 2000